EXHIBIT 99.1

NEWS RELEASE

CONTACT: :	Lester A. Aaron
Chief Financial Officer
(818) 591-9800

UNICO AMERICAN CORPORATION REPORTS RESULTS
 FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2007

Book value Per Share Increased 14% for the Year
Return on Average Equity for the Year was 10.1%

Woodland Hills, California, March 27, 2008 - Unico American Corporation (NASDAQ - “UNAM”) announced today that for its quarter ended December 31, 2007, revenues were $12,258,103 and net income was $1,764,544 ($0.31 diluted income per share) compared with revenues of $13,317,228 and net income of $5,735,825 ($1.01 diluted income per share) for the quarter ended December 31, 2006.  Revenues for the twelve months ended December 31, 2007, were $50,223,293 and the net income was $6,613,707 ($1.16 diluted income per share) compared with revenues of $54,717,381 and a net income of $11,794,241 ($2.09 diluted income per share) for the twelve months ended December 31, 2006.

Stockholders’ equity was $69,863,818 at December 31, 2007, or $12.42 per common share including unrealized after-tax investment gains of $1,916,154 compared to stockholders’ equity of $60,871,022 or $10.89 per common share including unrealized after-tax investment losses of $216,074 at December 31, 2006.

“During 2007, Unico continued to improve shareholder value in the midst of a soft insurance environment,” said Mr. Erwin Cheldin, Chairman and Chief Executive Officer of Unico.  “We increased book value per share, maintained an excellent loss ratio, and produced a solid return on equity.”

Unico American Corporation is an insurance holding company that provides property, casualty, and health insurance, and related premium financing through its wholly owned subsidiaries.

(Table Follows)

UNICO AMERICAN CORPORATION AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED FINANCIAL DATA
 ($ in thousands, except per share)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006

Revenues
Insurance Company Revenues
Premium earned	$11,476	$13,547	$48,662	$56,692
Premium (ceded)	(2,739)	(3,310)	(11,532)	(13,758)
Net premium earned	8,737	10,237	37,130	42,934
Investment income	1,695	1,627	6,695	5,903
Realized investment gains	-	3	-	3
Other income	255	33	312	103
Total Insurance Company Revenues	10,687	11,900	44,137	48,943

Other Revenues from Insurance Operations
Gross commissions and fees	1,400	1,221	5,366	4,987
Investment income	37	30	152	101
Finance charges and fees earned	130	165	554	678
Other income	4	1	14	8
Total Revenues	12,258	13,317	50,223	54,717

Expenses
Losses and loss adjustment expenses	5,079	(463)	22,182	17,827
Policy acquisition costs	2,068	2,232	8,465	9,251
Salaries and employee benefits	1,393	1,744	5,709	5,861
Commissions to agents/brokers	296	164	1,003	611
Other operating expenses	648	818	2,940	3,013
Total Expenses	9,484	4,495	40,299	36,563

Income Before Taxes	2,774	8,822	9,924	18,154
Income Tax Expense	1,009	3,086	3,310	6,360

Net Income	$1,765	$5,736	$6,614	$11,794

PER SHARE DATA
Basic
Earning Per Share	$0.31	$1.03	$1.18	$2.12
Weighted Average Shares (000)	5,625	5,592	5,614	5,568
Diluted
Earning Per Share	$0.31	$1.01	$1.16	$2.09
Weighted Average Shares (000)	5,679	5,667	5,682	5,653

INSURANCE COMPANY STATUTORY OPERATING RATIOS
Losses and Loss Adjustment Expenses	57.8%	(4.8)%	59.4%	41.2%
Underwriting Expenses	30.7%	30.0%	30.4%	29.9%
Combined Ratio	88.5%	25.2%	89.8%	71.1%